                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                   QMS, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

Notes:

                                     LOGO

To The Stockholders of QMS, Inc.:

  You are cordially invited to attend the annual meeting of stockholders to be held at the Adam's Mark Hotel, 64 Water Street, Mobile, Alabama, 36602, on Tuesday, January 20, 1998, at 2:00 p.m. local time.

  The principal business of the meeting will be (i) to elect one class of directors to serve a three-year term beginning January 20, 1998, (ii) to present for stockholder approval an amendment to the QMS, Inc. 1997 Stock Incentive Plan, and (iii) to present for stockholder approval an amendment to the QMS, Inc. Stock Option Plan for Directors. During the meeting, we also will review the results of the past year and report on significant aspects of our operations during the first quarter of fiscal 1998.

  Whether or not you plan to attend the annual meeting, please complete, sign, date, and return to the Company the enclosed proxy card in the enclosed, postage-prepaid envelope at your earliest convenience so that your shares will be represented at the meeting. If you choose to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                         Sincerely yours,

                                         [Signature of James L. Busby
                                          appears here]

                                         James L. Busby
                                         Chairman of the Board, President, and
                                           Chief Executive Officer

Mobile, Alabama
December 12, 1997

                                   QMS, INC.

                                ONE MAGNUM PASS
                             MOBILE, ALABAMA 36618

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               JANUARY 20, 1998

  The annual meeting of stockholders of QMS, Inc. will be held on Tuesday, January 20, 1998, at 2:00 p.m. local time, at the Adam's Mark Hotel, 64 Water Street, Mobile, Alabama, 36602.

  The meeting is called for the following purposes:

  1. To elect three persons to serve as Class I directors for a three-year term beginning in 1998;

  2. To present for stockholder approval a proposal to approve a recent amendment to the Company's 1997 Stock Incentive Plan;

  3. To present for stockholder approval a proposal to approve a recent amendment to the Company's Stock Option Plan for Directors; and

  4. To consider and act upon such other business as may properly come before the meeting or any adjournment(s).

  The Board of Directors has fixed November 24, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU CHOOSE TO ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES.

                                                By Order of the Board of
                                                Directors,

                                                [Signature of Richard A. Wiggins
                                                 appears here]

                                                Richard A. Wiggins
                                                Secretary

Mobile, Alabama
December 12, 1997

                                   QMS, INC.
                                ONE MAGNUM PASS
                             MOBILE, ALABAMA 36618

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of QMS, Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders of the Company to be held Tuesday, January 20, 1998, and at any and all adjournments thereof (the "Meeting"). Any proxy given pursuant to such solicitation and received in time for the Meeting will be voted with respect to all shares represented by it and will be voted in accordance with the directions, if any, given in such proxy. If directions are not given, the proxy will be voted (i) FOR the election of the persons named herein to serve as Class I directors, (ii) FOR approval of an amendment to the QMS, Inc. 1997 Stock Incentive Plan, and (iii) FOR approval of an amendment to the QMS, Inc. Stock Option Plan for Directors. All expenses incurred by this solicitation will be borne by the Company.

  Stockholders who execute proxies may revoke them at any time before they are voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by any stockholder present at the Meeting who expresses a desire to vote his or her shares in person. A majority of the stockholders entitled to vote must be present in person, or represented by proxy, to constitute a quorum and to act upon the proposed business. Failure of a quorum to be represented at the Meeting will necessitate adjournment and will subject the Company to additional expense.

  The terms "fiscal 1995," "fiscal 1996," "fiscal 1997," and "fiscal 1998" as used herein refer to the Company's fiscal years ended September 29, 1995, September 27, 1996, and October 3, 1997, and its fiscal year ending October 2, 1998, respectively.

                            SHARES ENTITLED TO VOTE

  The Notice of the Meeting, this Proxy Statement, and the form of proxy are first being mailed to stockholders on or about December 12, 1997. At the close of business on November 24, 1997, the record date for determining the stockholders entitled to notice of and to vote at the Meeting, there were 10,697,065 shares of common stock, $.01 par value ("Common Stock"), of the Company outstanding and entitled to vote at the Meeting. Each share is entitled to one vote.

  The election of directors requires the affirmative vote of a plurality of shares of Common Stock voting in person or by proxy at the Meeting, and the approval of the proposal regarding the QMS, Inc. 1997 Stock Incentive Plan and the proposal regarding the QMS, Inc. Stock Option Plan for Directors each requires the affirmative vote of a majority of the shares of Common Stock voting in person or by proxy at the Meeting. Therefore, abstentions and votes withheld from director nominees will not be included in vote totals and will not be considered in determining the outcome of the election of directors. Abstentions will have the same effect as votes against the proposal regarding the Company's incentive stock option plan and stock option plan for directors, but broker non-votes will have no effect on the voting of such proposal.

               YOUR BOARD OF DIRECTORS URGES YOU TO SIGN, DATE,
                   AND RETURN THE ENCLOSED PROXY CARD IN THE
                       ENCLOSED POSTAGE-PREPAID ENVELOPE

                       PROPOSAL 1--ELECTION OF DIRECTORS

DIRECTORS AND DIRECTOR NOMINEES

  The Company's Certificate of Incorporation provides for three classes of directors serving staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors. At the Meeting, three nominees for the Class I positions will be considered. The Class II and Class III directors have two years and one year, respectively, remaining in their terms of office.

  The Company's Certificate of Incorporation and Bylaws provide that the Company shall have at least five and no more than ten directors, the exact number to be determined by resolution of the Board of Directors from time to time. The Board has, by resolution, set the number of directors at nine. There is presently one vacancy on the Board resulting from the prior resignation of a Class II director. The Company will seek to identify candidates who might fill this vacancy; however, no specific nominee has yet been selected. The persons named as proxies will not vote the proxies for a greater number of persons than the number of nominees named herein. Following the Meeting, the Board of Directors may elect to fill this vacancy pursuant to the authority vested in it by the Company's Bylaws.

  It is the intention of the persons named as proxies to vote the proxies for the election as Class I directors of the Company of the persons named below, each of whom is currently a director, unless the stockholders direct otherwise in their proxies. In the event any of the nominees named below refuses or is unable to serve as a director (which is not now anticipated), the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated. The election of the nominees to the Board of Directors requires the presence, by proxy or in person, of the holders of a majority of all shares of the Company's Common Stock entitled to notice of and to vote at the Meeting and the affirmative vote of the holders of a plurality of the shares voted at the Meeting.

  Set forth below is certain information furnished to the Company by each of the Company's directors, including each of the nominees.

                      YOUR BOARD OF DIRECTORS RECOMMENDS
                    THAT STOCKHOLDERS VOTE FOR THE ELECTION
                         OF THE NOMINEES FOR DIRECTORS

NOMINEES FOR DIRECTORS

                 CLASS I DIRECTORS--CURRENT TERM EXPIRING 1998

  JAMES L. BUSBY1 (age 51) has been a director and President, Chief Executive Officer, and Chairman of the Board of the Company since 1977.

  LUCIUS E. BURCH, III (age 56) has been a director of the Company since 1983. He has been President of Massey Burch Investment Group, Inc. (an investment management and venture capital firm) since 1981 and Chairman of Massey Burch Investment Group, Inc. since 1990. He is also a director of Titan Holdings, Inc. (an insurance holding company), Norrell Corporation (a provider of temporary personnel to businesses), and Physicians Resource Group (a provider of physicians practice management services).
--------
1Mr. Dow and Dr. Parker are brothers-in-law of Mr. Busby.

  JACK EDWARDS (age 69) has been a director of the Company since July 1996. He has been a senior member of the law firm of Hand Arendall, L.L.C. since 1985 and was a member of the U.S. House of Representatives for twenty years. He is also a director of The Southern Company (an electric utility holding company) and Northrop Grumman Corporation (a manufacturer of defense and electronics systems), and has served on the Board of Trustees of the University of Alabama System since 1988.

DIRECTORS CONTINUING IN OFFICE

                    CLASS II DIRECTORS--TERM EXPIRING 2000

  DONALD L. PARKER, PH.D.1 (age 52) has been a director of the Company since 1979 and an executive officer since 1981. In August 1997, Mr. Parker resigned his position as an executive officer of the Company, effective January 31, 1998, to serve as President of Alto Imaging Technologies, Inc. (a company in which the Company owns 20% interest). From 1981 to August 1997, he served the Company as Executive Vice President and Chief Technology Officer (formerly Executive Vice President, Products and Technology; formerly Senior Vice President, Marketing and Technology; and formerly Senior Vice President, Corporate Technology).

  F. RIGDON CURRIE (age 67) has been a director of the Company since October 1996. He was a general partner of Pacific Venture Partners from 1983 to 1994, and has been a special limited partner of MK Global Ventures since 1988. He is also a director of Wonderware Corporation (a manufacturing software company), DISC, Inc. (a manufacturer of robotic digital storage libraries), Document Technologies, Inc. (a manufacturer of high resolution display systems) and six private companies. He is Chairman of the Board of Opportunity Capital Corporation (a minority venture capital firm).

                CLASS III DIRECTORS--CURRENT TERM EXPIRING 1999

  MICHAEL C. DOW1 (age 50) has been a director of the Company since 1977 and was an executive officer from 1977 until January 1989. He served the Company in a consulting capacity from February 1989 to January 1992. From 1977 to January 1989, he served the Company in various capacities, including Senior Vice President, Marketing and Service; Senior Vice President, Marketing; Senior Vice President, Sales and Customer Technical Service; Senior Vice President, Sales and Customer Support; and Senior Vice President, Sales and Services. Since October 1989, he has served as Mayor of the City of Mobile, Alabama.

  S. FELTON MITCHELL, JR. (age 52) has been a director of the Company since 1987. He has been President, S. Felton Mitchell, Jr., P.C. (attorney) since 1987 and sole proprietor, S. Felton Mitchell, Jr., CPA (accounting) since 1986. He is also a director of Mobile Gas Service Corporation.

  CHARLES D. DALEY (age 63) has been a director of the Company since 1990. Mr. Daley retired from the Company in July 1995 but continues to serve on the Company's Board of Directors and he returned to serve as Executive Vice President and Chief Operating Officer of the Company in July 1997. From 1988 until his retirement in 1995, he served as the Company's Executive Vice President, Finance and Administration (formerly Senior Vice President, Finance and Administration), Treasurer, and Chief Financial Officer. He previously served as Vice President, Finance and Administration, at Megatek Corp., a subsidiary of United Telecommunications, Inc. (a CAD/CAM terminal manufacturer).
--------
1Mr. Dow and Dr. Parker are brothers-in-law of Mr. Busby.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During fiscal 1997, the Board of Directors met four times. All incumbent members of the Board attended at least 75% of the total number of Board meetings and meetings of committees of which they were members.

  During fiscal 1997, the Audit Committee met four times. The Audit Committee is responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. The current members of the Audit Committee are Messrs. Mitchell (Chairman), Edwards, and Burch.

  During fiscal 1997, the Compensation Committee met four times. The Compensation Committee is responsible for recommending and reviewing the compensation, including fringe benefits, of the executive officers and directors of the Company and for administering the Company's stock option plans. The current members of the Compensation Committee are Messrs. Burch (Chairman) and Currie.

  The Company has no nominating committee.

DIRECTOR COMPENSATION

  No remuneration is paid to executive officers of the Company for services rendered in their capacities as directors. The Company pays fees to non-employee directors of $2,000 per month, plus $750 for each day, or part thereof, spent in meetings of the Board of Directors or committees thereof. Non-employee directors who are members of a committee are paid an additional $2,000 a year for each committee on which the non-employee director serves. Non-employee directors may elect, on an annual basis, to receive stock options pursuant to the QMS, Inc. Stock Option Plan for Directors in lieu of the monthly fee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange, Inc. Such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company or representations that no Forms 5 were required, the Company believes that during fiscal 1997 all of the Company's directors and executive officers complied with all Section 16(a) filing requirements.

                              EXECUTIVE OFFICERS

  The executive officers of the Company serve at the discretion of the Board of Directors and as of November 24, 1997, included James L. Busby, Donald L. Parker, Charles D. Daley, Joseph H. Niknejadi, Albert A. Butler, Richard A. Wiggins, and C. Richard Bowles.

  MR. NIKNEJADI (age 51) has been Senior Vice President, National Sales and Service, of the Company since March 1997; he has been Senior Vice President, National Service, of the Company since January 1997; and he was Vice President, National Service, of the Company from October 1990 to January 1997. Prior to that time, Mr. Niknejadi served as Executive Director, Customer Service and Support, from May 1989 to October 1990 and as Manager, Customer Service, from October 1988 to May 1989. Prior to joining the Company, Mr. Niknejadi was Northeast Regional Service Manager for Paradyne Corporation (a communications equipment manufacturer).

  MR. BUTLER (age 55) has been Senior Vice President, Operations, of the Company since April 1992; from January 1991 to April 1992, he was Vice President, Corporate Materials and Logistics. Previously, Mr. Butler was with the General Electric Co. (a manufacturer of electronics) in a number of manufacturing management positions at the corporate headquarters and in various operational positions.

  MR. WIGGINS (age 49) has been Chief Financial Officer of the Company since July 1997; he has been Senior Vice President, Finance and Administration, Treasurer, Secretary and Corporate Controller of the Company since October 1996; he was Vice President and Corporate Controller of the Company from July 1996 to October 1996. Previously, Mr. Wiggins was Executive Vice President of Finance and Chief Financial Officer of First Image Management Company (a producer of comprehensive document solutions) from July 1993 to November 1995 and Senior Vice President and Chief Financial Officer of Wedlo, Inc. (a jewelry manufacturer and retailer) from August 1991 to July 1993.

  MR. BOWLES (age 36) has been Vice President, Marketing, of the Company since February 1997. Prior to that time, Mr. Bowles served as Executive Director, National Sales, from September 1996 to February 1997; Executive Director, Marketing, from September 1995 to September 1996; Executive Director, Reseller Sales, from February 1995 to September 1995; and Executive Director, Product Marketing, from January 1993 to February 1995. From October 1983 to January 1993, Mr. Bowles served in a number of positions in the marketing, sales, and engineering organizations of the Company.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth certain information as of November 24, 1997, regarding the amount of Common Stock beneficially owned by each of the executive officers whose names appear in the "Summary Compensation Table" included herein ("named executive officers"), each director and director nominee of the Company, all directors and officers of the Company as a group, and each person known to the Company to own beneficially more than five percent of the outstanding shares of Common Stock. All shares shown reflect sole voting and investment power except as otherwise noted.

  According to rules adopted by the SEC, a person is a "beneficial owner" of securities if that person has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right of conversion of a security, or otherwise. As of the date of this Proxy Statement, the Company only has shares of Common Stock outstanding.

                        NUMBER OF SHARES AND NATURE OF
                            BENEFICIAL OWNERSHIP AT
                               NOVEMBER 24, 1997

                                        VOTING OR
                                       INVESTMENT             OPTIONS
                                          POWER             EXERCISABLE PERCENT
                                     ------------------      WITHIN 60     OF
NAME OR GROUP                        SOLE(1)    SHARED         DAYS     CLASS(2)
-------------                        -------    -------     ----------- -------
Dimensional Fund Advisors, Inc.(3).  412,250    180,100(4)          0     5.5%
James L. Busby(5)..................  559,418(6)       0       103,000     6.1%
Joseph H. Niknejadi................    3,245          0        18,600       *
Gerald G. Roenker(7)...............    1,000      3,000(8)          0       *
Donald L. Parker, Ph.D.............    6,891     48,517(9)     58,000     1.1%
Albert A. Butler...................    7,446      1,000(10)    19,600       *
Charles D. Daley...................        0      3,000(10)    11,927       *
Lucius E. Burch, III...............   14,740     69,525(11)    64,466     1.4%
Michael C. Dow.....................   19,000     40,467(10)    39,932       *
S. Felton Mitchell, Jr.............        0          0        56,755       *
Jack Edwards.......................        0      1,000(10)     2,500       *
F. Rigdon Currie...................        0          0         2,500       *
All current directors and executive
 officers as a group (14 persons)..  611,740    166,509       400,310    10.6%

--------
* Indicates beneficial ownership of less than 1.0%.

(1) Includes shares held in the Company's 401(k) plan as follows: Dr. Parker, 6,891; Mr. Butler, 7,446; and all directors and executive officers as a group, 14,337. It also includes shares held in the Company's Employee Stock Purchase Plan as follows: All current directors and executive officers as a group, 2,245.
(2) For each person named and the group identified in the table, "Percent of Class" has been calculated assuming the exercise of all options exercisable by that person or group within 60 days after November 24, 1997.
(3) Dimensional Fund's address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(4) Includes 73,200 shares held by the DFA Investment Dimensions Group Inc., (the "Fund") and 106,900 shares held by the DFA Investment Trust Company (the "Trust").
(5)  Mr. Busby's address is 6106 Cottage Hill Road, Mobile, Alabama 36609.
(6) Includes 17,000 shares held by Mr. Busby's spouse, as to which he has no voting or investment power and disclaims beneficial ownership.
(7) Mr. Roenker resigned his position as an executive officer of the Company as of October 4, 1997.
(8) Voting and investment power is shared with Roenker Bates Group with respect to the indicated shares.
(9) Of the indicated shares, 18,000 are held of record by trusts for Dr. Parker's children in which Dr. Parker has no beneficial interest. The voting and investment power of the remaining 30,517 shares is shared with Dr. Parker's spouse.
(10) Voting and investment power is shared with spouse with respect to the indicated shares.
(11) Of the indicated shares, 5,000 are held of record by Mr. Burch's spouse; 18,425 are held of record by a trust of which Mr. Burch is a beneficiary and a co-trustee; 100 are held by dependents of Mr. Burch; and 46,000 are held of record by investment clients of Mr. Burch's firm (Massey Burch Investment Group, Inc.). Mr. Burch disclaims beneficial ownership of all shares held by his spouse, dependents and investment clients of his firm.

                         EXECUTIVE COMPENSATION TABLES

  The following tables present certain information concerning the cash compensation and stock options provided to the named executive officers. The notes to these tables provide more specific information regarding compensation. The executive officer compensation policies of the Board of Directors are discussed in more detail in the Compensation Committee Report.

                                    TABLE I
                          SUMMARY COMPENSATION TABLE

  This table presents the total compensation earned during or with respect to fiscal 1997, fiscal 1996, and fiscal 1995 by the Company's Chief Executive Officer and its four most highly compensated executive officers during fiscal 1997 other than the Chief Executive Officer. The Company has outstanding no stock appreciation rights ("SARs") and no shares of restricted stock.

                                                                 LONG-TERM
                                                                COMPENSATION
                                 ANNUAL COMPENSATION ($)           AWARDS
                          ------------------------------------- ------------
                                                   OTHER ANNUAL  SECURITIES   ALL OTHER
NAME AND PRINCIPAL        FISCAL  SALARY           COMPENSATION  UNDERLYING  COMPENSATION
POSITION                   YEAR  ($     )BONUS ($)    ($)(1)     OPTIONS (*)    ($)(2)
------------------------  ------ ------- --------- ------------ ------------ ------------
James L. Busby             1997  546,886        0          0       20,000     1,103,426
Chairman, President, and   1996  480,922        0          0       10,000       110,888
CEO                        1995  595,832        0          0       10,000       183,070
Joseph H. Niknejadi        1997  186,794  165,000          0       10,000             0
Senior Vice President,     1996  120,000   60,000          0        5,000         5,250
Sales and Service          1995  123,077   36,075          0        3,500         4,986
Gerald G. Roenker          1997  323,682        0     25,699       80,000             0
Executive Vice President   1996  274,615        0      4,032       10,000             0
                           1995        0        0          0       60,000             0
Donald L. Parker, Ph.D.    1997  318,501        0          0       20,000       546,822
Executive Vice Presi-
 dent,                     1996  274,818        0          0       10,000        82,102
Products & Technology      1995  320,137    1,500          0        5,000       122,667
Albert A. Butler           1997  187,976   15,500          0        5,000             0
Sr. Vice President,        1996  156,763        0          0        6,000         5,250
Operations                 1995  179,558    1,500          0        5,000         5,250

--------
* Number of shares.
(1) Amounts reported in the "Other Annual Compensation" for Mr. Roenker represent reimbursed relocation expense.
(2) Includes for Mr. Busby: $4,650 for life insurance premiums paid on his behalf and $1,098,776 accrued in connection with an accelerated supplemental executive retirement benefits agreement. Includes for Dr.
    Parker: $2,640 for life insurance premiums paid on his behalf and $544,182 accrued in connection with an accelerated supplemental executive retirement benefits agreement. The amounts accrued for the supplemental retirement plan represent the present value of the total payments to each, reflecting the financial reporting treatment of such payments as a result of separation agreements entered into by Mr. Busby and Dr. Parker.

                                   TABLE II
                        FISCAL 1997 STOCK OPTION GRANTS

  The following table presents information regarding options to purchase shares of Common Stock that were issued by the Company to its named executive officers in fiscal 1997 that may be exercised to purchase shares of Common Stock. The Company granted no SARs during fiscal 1997.

                                      INDIVIDUAL GRANTS
                          ------------------------------------------
                                     % OF TOTAL
                          NUMBER OF   OPTIONS
                          SECURITIES GRANTED TO EXERCISE
                          UNDERLYING EMPLOYEES  OR BASE
                            OPTIONS  IN FISCAL    PRICE   EXPIRATION GRANT DATE
NAME                      GRANTED(1)    YEAR    ($/SHARE)    DATE    VALUE($)(2)
------------------------  ---------- ---------- --------  ---------- -----------
James L. Busby..........    20,000      5.8%     $5.625    1/20/07     $52,674
Joseph H. Niknejadi.....    10,000      2.9%     $5.625    1/20/07     $26,337
Gerald G. Roenker(3)....    20,000      5.8%     $5.625    1/20/07     $38,030
                            20,000      5.8%     $4.500    3/28/07     $28,682
                            20,000      5.8%     $2.688    6/27/07     $18,170
                            20,000      5.8%     $2.875    10/3/07     $19,438
Donald L. Parker, Ph.D..    20,000      5.8%     $5.625    1/20/07     $52,674
Albert A. Butler........     5,000      1.4%     $5.625    1/20/07     $13,169

--------
(1) All options granted to the named executive officers were granted on January 20, 1997, except as noted for Mr. Roenker. These options become exercisable in 20% increments annually beginning on the date of grant and are subject to accelerated vesting in whole or in part upon a "change of control" as defined in the Company's 1987 Stock Option Plan.
(2) This column represents the present value of the options on the date of grant using the Black-Scholes option pricing model adapted for the Company's Common Stock, utilizing the following assumptions: five-year stock price volatility of 0.5377; no dividend yield; expected term to exercise of 730 days; interest rates equal to the U.S. Treasury Note rates in effect at the date of the grant (approximately 6%) for the expected term of the option, and no adjustment for non-transferability or forfeiture. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value to be realized by an executive will be at or near the value estimated by the Black-Scholes model.
(3) Mr. Roenker was granted options to purchase 20,000 shares on January 20, 1997, 20,000 shares on March 28, 1997, 20,000 shares on June 27, 1997, and
    20,000 shares on October 3, 1997. Mr. Roenker resigned his position as an executive officer of the Company on October 4, 1997. All of Mr. Roenker's outstanding options were forfeited at that time.

                                   TABLE III
                AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND
                         FISCAL YEAR-END OPTION VALUES

  The following table presents information regarding options exercised for shares of the Company's Common Stock during fiscal 1997 and the value of unexercised options held at October 3, 1997. The Company has no outstanding SARs.

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                   OPTIONS AT 10/3/97(1)   OPTIONS AT 10/3/97 ($)(2)
                                                 ------------------------- -------------------------
                           SHARES
                         ACQUIRED ON    VALUE
         NAME             EXERCISE   REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
         ----            ----------- ----------- ----------- ------------- ----------- -------------
James L. Busby                 0         $ 0        96,000      29,000       $    0         $ 0
Joseph H. Niknejadi            0           0        12,900      13,800            0           0
Gerald G. Roenker(3)           0           0       142,500       7,500        3,750           0
Donald L. Parker, Ph.D.        0           0        51,000      26,000            0           0
Albert A. Butler               0           0        14,400      11,600            0           0

--------
(1) Effective October 3, 1997, certain executive officers voluntarily surrendered options held by them. Dr. Parker (40,000 shares) and Messrs. Busby (60,000 shares), Butler (17,000 shares), Niknejadi (15,900 shares), and Daley (55,000 shares) each surrendered options covering shares.
(2) Based on the closing price on the New York Stock Exchange--Composite Transactions of the Company's Common Stock on that date ($2.875).
(3) Mr. Roenker's options were forfeited on October 4, 1997 upon his resignation as an executive officer of the Company.

STOCK PERFORMANCE GRAPH

  The following graph compares the Company's five-year cumulative total return to the S&P 500 and the S&P Computer Systems Composite Index over the five-year period beginning on October 2, 1992 and ending October 3, 1997. The total stockholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the S&P 500, and the S&P Computer Systems Composite Index. It also assumes reinvestment of all dividends. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

                                     LOGO

                             EXECUTIVE AGREEMENTS

  Mr. Busby and Dr. Parker entered into separation agreements with the Company on June 30, 1997, and August 5, 1997, respectively. Mr. Busby's agreement provides for his resignation as an executive officer of the Company as of the appointment of his successor, with salary of $510,000 per year continuing through December 31, 1998. Thereafter, Mr. Busby will be paid $287,500 per year for ten years, pursuant to his supplemental executive retirement plan. Dr. Parker's agreement sets the effective date of his resignation as an officer of the Company at January 31, 1998, during which time his salary will be at the rate of $290,000 per year. Beginning February 1, 1998, and continuing for ten years, Dr. Parker will be paid $150,000 per year pursuant to his supplemental executive retirement plan.

  Each of Mr. Busby's and Dr. Parker's agreements terminates their rights under change of control agreements previously executed. Mr. Busby's and Dr. Parker's agreements also terminate their employment rights prior to December 31, 1998, and January 31, 1998, respectively, under certain extraordinary conditions as provided in the agreements.

                    REPORT OF THE COMPENSATION COMMITTEE OF
                      THE BOARD OF DIRECTORS OF QMS, INC.

  The Compensation Committee of the Board of Directors is currently composed of two non-management directors, Messrs. Burch (Chairman) and Currie. The Committee is responsible for setting overall policies that govern the Company's compensation programs, administering certain of the Company's equity compensation plans, and establishing the cash compensation of executive officers.

  The Company's executive compensation programs are designed to attract, reward, and retain key executives who will continue to lead the Company in achieving its objectives in a highly competitive and fast-changing industry.

  The cash compensation for each of the Company's executives consists of a base salary and an annual incentive program. Long-term incentives consist of stock options granted under the Company's 1984 and 1987 Stock Option Plans and the QMS, Inc. 1997 Stock Incentive Plan.

CASH COMPENSATION--BASE SALARIES

  Base salary targets are established by reviewing published survey data and compensation information contained in proxy statements regarding similar positions held by executives of other high technology/electronics firms of approximately the same size as the Company. The Compensation Committee then chooses to pay the executive at, above, or below his base salary target according to a subjective determination by the Compensation Committee based upon the following two factors:

  1. The executive's job performance in the Company's last fiscal year and
  2. The executive's perceived potential to contribute to the Company's performance in the upcoming fiscal year.

  Final decisions regarding the establishment of base salary targets and levels of base salaries are made independently by the Compensation Committee. The Committee does, however, solicit input from the Company's Chief Executive Officer, Executive Vice President, and Chief Financial Officer on the level of performance of executives reporting to them. Base salary adjustments may be made within a fiscal year based on the executive's performance and contribution to the Company's results of operations during that period.

  For fiscal 1997, in light of the Company's recent results of operation and financial position, the Compensation Committee set base salaries for the Company's Chief Executive Officer and other executive officers at levels which were above those for fiscal 1996, but consistent with the amounts of such base salaries for prior years. The results of such actions are reflected in the Summary Compensation Table set forth above.

CASH COMPENSATION--ANNUAL INCENTIVE PROGRAMS

  The Compensation Committee believes that an annual cash compensation program tied to the Company's performance provides appropriate short-term incentives to the Company's key executive officers. Accordingly, most executive officers of the Company, including Messrs. Busby and Butler and Dr. Parker, participate in an annual cash incentive program that requires the Company to achieve a certain earnings per share level before any payments may be made. The earnings per share levels are established by the Compensation Committee upon recommendation by the Executive Vice President and Chief Operating Officer and the Senior Vice President and Chief Financial Officer of the Company each year and are generally set at levels providing for an increase in earnings per share over the prior year before any incentive compensation is earned. The threshold earnings per share target level for fiscal 1997 was $0.55 per share. If such earnings had been achieved, each of Messrs. Busby and Butler and Dr. Parker would have received an additional cash payment equal to 18% of his base salary. If higher earnings per share levels had been achieved, they would have been eligible to receive correspondingly higher bonus amounts. The Committee's philosophy is that executive base salaries should be competitive within the industry and should be paid regardless of the Company's performance so long as the officer retains his position, but that the annual incentive portion of executive compensation should not be paid unless stockholders benefit from improved earnings per share. Because target earnings per share levels were not attained in fiscal years 1995, 1996, or 1997, no payments were made under this program for those years.

  Officers who are in sales and service or marketing, including Mr. Niknejadi, are not part of the same incentive plan, but are subject to individual incentive arrangements determined by the Chief Operating Officer and approved by the Compensation Committee. Incentives proposed by the Chief Operating Officer for fiscal 1997 were not based upon any formula or particular standards and were unique to each individual officer.

STOCK OPTION PROGRAMS

  The Compensation Committee believes that management ownership of a significant equity interest in the Company is a major incentive in building stockholder value and aligning the long-term interests of management and stockholders. To that end, the Compensation Committee has historically granted stock options at option prices not less than the fair market value of the Common Stock on the grant date. Any gain from the exercise of the stock options will occur only when the price of the Company's Common Stock increases above the option grant price. This situation, in turn, means that stockholder value is being enhanced. In fiscal 1997, the Compensation Committee granted stock options to the named executive officers as outlined in Table II--Fiscal 1997 Stock Option Grants set forth above.

COMPENSATION--CHIEF EXECUTIVE OFFICER

  The Compensation Committee considers the information set forth above concerning compensation paid to executives by other companies in setting the compensation of Mr. Busby as the Chief Executive Officer of the Company. The Committee's objective in setting Mr. Busby's compensation has been that his salary be at the high end of a range of salaries paid to chief executive officers of companies in the high technology/electronics industry of approximately the same size as the Company. Mr. Busby's base salary for fiscal 1997 was higher than in fiscal 1996 but consistent with levels of prior years as set forth under "Cash Compensation--Base Salaries." In addition, the Committee approves the performance objectives set forth in an annual incentive plan described above, which is designed to permit Mr. Busby (as well as the other officer-participants in the annual incentive plan) to earn additional compensation if certain earnings per share levels are achieved. See the discussion under "Cash Compensation--Annual Incentive Programs" above. The Committee also granted stock options to Mr. Busby in fiscal 1997 based on the philosophy described under "Stock Option Programs" above. See "Table II-- Fiscal 1997 Stock Option Grants" for the terms of such options.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION

  Pursuant to the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 base. It has been determined that no portion of anticipated compensation payable to any executive officer in fiscal 1997 would be non-deductible. Although the Compensation Committee does not presently intend to award compensation in excess of the $1,000,000 cap, it will continue to address this issue when formulating compensation arrangements for executive officers.

                    Submitted By the Compensation Committee
                           of the Board of Directors

                  Lucius E. Burch, III      F. Rigdon Currie

  The foregoing Report of the Compensation Committee shall not be deemed to constitute soliciting material and shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part hereof in the Company's Annual Report to Stockholders on form 10-K.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Burch, Daley, and Currie served on the Compensation Committee during fiscal 1997. Mr. Daley ceased to serve on the Committee in July 1997 when he was named Executive Vice President and Chief Operating Officer of the Company.

                         PROPOSAL 2--AMENDMENT OF THE
                      QMS, INC. 1997 STOCK INCENTIVE PLAN

                                 INTRODUCTION

  On October 15, 1997, the Board of Directors approved an amendment to the QMS, Inc. 1997 Stock Incentive Plan (the "Incentive Plan"). The full text of the Incentive Plan, as amended, is set forth in Appendix A to this Proxy Statement. The amendment provides for an increase in the shares available under the Incentive Plan from 500,000 shares to 1,500,000 shares. The Plan was adopted because the Board of Directors believes the Company must continue to have the capacity to grant stock incentives to its key employees and directors.

  The Incentive Plan provides the Company with increased flexibility to grant equity-based compensation to key employees and directors of the Company or any affiliate for the purpose of providing incentive to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company. Additionally, the Incentive Plan permits the Company to encourage stock ownership by employees and directors by providing the employees and directors with a means to acquire a proprietary interest in the Company, and the Incentive Plan provides the Company with a means to attract and retain key personnel. The Board of Directors has approved and seeks stockholder approval of the amendment to the Incentive Plan. The Board of Directors has reserved 1,500,000 shares of Common Stock for issuance pursuant to awards that may be made under the Incentive Plan, subject to adjustment as provided therein. The Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, nor is it qualified under
Section 401(a) of the Internal Revenue Code.

  The following description of the Incentive Plan is qualified in its entirety by reference to the applicable provisions of the plan document.

TERMS OF THE INCENTIVE PLAN

  Administration. The Incentive Plan will be administered by a Committee (the "Committee") appointed by the Board of Directors consisting of at least 2 members of the Board of Directors all of whom may be required to satisfy "disinterested" standards under tax and securities law. The Committee has the power to determine which eligible persons receive awards and the specific terms of each award, subject to the general parameters set forth in the Incentive Plan.

  The Incentive Plan permits the Committee to make awards of both incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. The Company intends that all incentive stock options to be granted under the Incentive Plan will comply with Section 422 of the Code. The Incentive Plan gives the Committee wide latitude in determining the specific terms of any particular award; however, there are certain specific limits described in the Incentive Plan attributable to federal tax laws.

  The number of shares of Common Stock as to which an option is granted and to whom any option is granted shall be determined by the Committee in its sole discretion, subject to the provisions of the Incentive Plan. Options issuable may be made exercisable or settled at such prices and may be made terminable under such terms as are established by the Committee, to the extent not otherwise inconsistent with the terms of the Incentive Plan.

  The maximum number of shares of Common Stock with respect to which options may be granted during any fiscal year of the Company as to any eligible recipient shall not exceed 100,000, to the extent required by Section 162(m) of the Internal Revenue Code for the grant to qualify as qualified performance-based compensation.

  The Incentive Plan generally provides that all rights granted pursuant to stock incentives shall not be transferable or assignable, except by the laws of descent and distribution.

  Eligibility. All employees and directors of the Company are eligible to participate in the Incentive Plan; provided, however, that an Incentive Stock Option can only be granted to an employee of the Company. As of November 24, 1997, 710 individuals were eligible to participate in the Incentive Plan.

  Options. Each option granted pursuant to the Incentive Plan must be authorized by the Committee and evidenced by an agreement (the "Agreement") containing the terms and the conditions of the option. At the time the option is granted, the Committee shall determine whether the option is an incentive stock option or a nonqualified stock option. The Committee may permit an option exercise price to be paid in cash, by the delivery of previously owned shares of Common Stock, through a cashless exercise executed through a broker, by having a number of shares of Common Stock otherwise issuable at the time of exercise withheld, or in whole or in part in installments with Company financing for any unpaid portion. The Incentive Plan permits the grant of both incentive and nonqualified stock options. An incentive stock option may only be granted within ten (10) years from the earlier of the date the Incentive Plan is adopted by the Board of Directors or approved by the Company's stockholders.

  The terms of particular options may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with respect to the Company and any affiliate, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of the Company. Options may also include exercise, conversion or settlement rights to a holder's estate or personal representative in the event of the holder's death or disability. At the Committee's discretion, options that are held by an employee who suffers a termination of employment may be cancelled, accelerated, paid, or continued, subject to the terms of the applicable Agreement and to the provisions of the Incentive Plan.

  Recapitalizations and Reorganizations. The number of shares of Common Stock reserved for issuance in connection with the grant or settlement of options or to which an option is subject, as the case may be, and the exercise price of each option are subject to adjustment in the event of any recapitalization of the Company or similar event, effected without the receipt of consideration.

  In the event of certain corporate reorganizations, options may be substituted, cancelled, accelerated, cashed-out, or otherwise adjusted by the Committee, provided such adjustment is not inconsistent with the express terms of the Incentive Plan or the applicable Agreement.

  Amendment or Termination. Although the Incentive Plan may be amended by the Board of Directors without stockholder approval, the Board of Directors also may condition any such amendment upon stockholder approval if stockholder approval is deemed necessary or appropriate in consideration of tax, securities, or other laws.

  Tax Consequences. The following discussion outlines generally the federal income tax consequences of participation in the Incentive Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Incentive Plan.

  Nonqualified Options. A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction.

  Depending upon the period shares of Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the nonqualified option was exercised.

  Special rules apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of Common Stock to the Company.

  Incentive Stock Options. A participant who exercises an incentive stock option will not be taxed at the time he or she exercises the option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the Common Stock purchased pursuant to the option. The participant will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the participant will be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and the Company will not get a corresponding deduction. If the participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income and the Company will be entitled to a corresponding deduction; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.

  Exercise of an incentive option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

  Options granted under the Incentive Plan during fiscal 1997 included 60,000 to all executive officers as a group, 18,500 to all employees other than executive officers, and in the amounts shown for the executive officers named in the Summary Compensation Table.

                             STOCKHOLDER APPROVAL

  The Board of Directors seeks stockholder approval of the amendment to the Incentive Plan because that portion which authorizes the grant of incentive stock options must be approved by stockholders under federal tax law. In addition, the receipt of stockholder approval will enable the Company to maximize deductions otherwise available in connection with the exercise of nonqualified stock options.

                      YOUR BOARD OF DIRECTORS RECOMMENDS
                  THAT STOCKHOLDERS VOTE FOR THE AMENDMENT TO
                    THE QMS, INC. 1997 STOCK INCENTIVE PLAN

                           PROPOSAL 3--AMENDMENT OF
                   QMS, INC. STOCK OPTION PLAN FOR DIRECTORS

                                 INTRODUCTION

  On November 17, 1997, the Board of Directors approved an amendment (the "Amendment") of the QMS, Inc. Stock Option Plan for Directors (the "Directors' Plan"), subject to stockholder approval. A copy of the amendment to the Director's Plan is attached hereto as Appendix B. The Amendment increases the aggregate number of shares of the Company's Common Stock that may be issued pursuant to the Directors' Plan from 250,000 to 500,000.

  The purpose of the Directors' Plan is to advance the interests of the Company by encouraging and enabling the acquisition of Common Stock by the Company's non-employee directors, upon whose judgment and ability the Company relies to attain its long-term growth and development, to promote a close identity of interests among the Company, such directors, and stockholders of the Company, and to provide a means to attract and retain well-qualified directors.

  The Directors' Plan includes an opportunity for non-employee directors to receive stock options at a below-market exercise price (50% of the Fair Market Value, as defined in the Directors' Plan, of a share of Common Stock on the date of grant) as an alternative to the payment of the annual directors' retainers in cash. The Directors' Plan does not apply to meeting fees or fees for committee service. In addition, the Directors' Plan provides the opportunity for the Company to eliminate the cash cost of directors' annual retainer fees to the extent the directors elect to receive options in lieu of cash. Further, when any option is exercised, the Company generally will be able to deduct for federal income tax purposes any difference between the option price and the market price of Common Stock (see "Federal Income Tax Matters"). If the Amendment is not approved by the Company's stockholders, there will be insufficient shares, at the current market price of the Common Stock, to permit grants of options as provided in the Directors' Plan. The Board of Directors believes that it is in the best interests of the Company to continue the Directors' Plan. Accordingly, the Board of Directors has approved the Amendment increasing the number of shares available under the Directors' Plan and recommends a vote in favor of the Amendment to the Directors' Plan.

  The terms of the Directors' Plan provide for the grant of nonqualified stock options. The Directors' Plan is not subject to the Employee Retirement Income Security Act of 1974, nor is it qualified under Code Section 401(a). The Directors' Plan will terminate on January 24, 2004 unless terminated by the Board of Directors at an earlier date.

  The following description of the Directors' Plan is qualified in its entirety by reference to the applicable provisions of the Directors' Plan as so amended and agreements related to the Directors' Plan.

                         TERMS OF THE DIRECTORS' PLAN

  Administration. The Directors' Plan is administered by a committee (the "Committee") of employee directors appointed by the Board of Directors. Subject to the express provisions of the Directors' Plan, the Committee has full and final authority to interpret the Directors' Plan, adopt, amend, and rescind rules and regulations relating to the Directors' Plan, and make all other determinations and take all other actions necessary and advisable for the administration of the Directors' Plan. The Committee's decisions and determinations on all matters relating to the Directors' Plan are in its sole discretion and are conclusive.

  Eligibility. All non-employee directors are eligible to participate in the Directors' Plan.

  Stock Subject to Directors' Plan. By the adoption of the Amendment, the Company has authorized and reserved for issuance upon the exercise of options pursuant to the Directors' Plan 500,000 shares of Common Stock, subject to adjustment as provided in the Directors' Plan. On November 24, 1997, the closing sales price per share of the Common Stock was $3.06.

  Option Awards. The Directors' Plan provides for annual grants to each non-employee director of an option to purchase 5,000 shares of Common Stock, provided the director is first appointed to serve, or continues to serve, as a non-employee director as of the date of the annual meeting of the Company's stockholders. The exercise price shall be equal to the Fair Market Value (as defined in the Directors' Plan) of Common Stock as of the date of grant.

  Options Purchased with Retainer Compensation. The Directors' Plan also provides for the grant of options, as of the date of the annual meeting of the Board of Directors which is held in conjunction with the Company's annual meeting of stockholders, to any director who, no later than the date of such annual meeting of the Board of Directors (and subject to such other rules as the Committee may adopt from time to time), has filed with the

Company an irrevocable election to receive a stock option in lieu of all or a specified portion of the Annual Director Compensation (as defined in the Directors' Plan) expected to be earned by the director for the twelve-month period described in the Directors' Plan and defined as the "Plan Year." The director is not entitled to receive in cash any portion of the Annual Director Compensation for which an election has been made to receive an option.

  The number of shares of Common Stock subject to each option purchased by any director for a Plan Year is determined by a formula which provides that each director shall receive an option to purchase the nearest number of whole shares of Common Stock (with cash payment for fractional shares) equal to the portion of Annual Director Compensation allocated to the purchase of the option divided by the difference between the Fair Market Value (as defined in the Directors' Plan) on the date the option is granted and the option exercise price, which will be 50% of the market value of the stock on the date the option is granted. "Annual Director Compensation" is defined generally as the amount of fees (or portion thereof subject to the director's election) which the director shall be entitled to receive during a Plan Year for serving as a director or as a member of any committee of the Board of Directors pursuant to the policy in effect for each Plan Year, including retainers paid periodically and fees paid for attendance at or participation in meetings of the Board of Directors or any committee thereof.

  The operation of the option formula can be illustrated as follows: If the Fair Market Value of a share of the Company's Common Stock on a given date is $5.00, each director who elected to receive a stock option in lieu of Annual Director Compensation of $24,000 for a particular Plan Year would be granted an option to purchase 9,600 shares of Common Stock at $2.50 per share (the amount of the Annual Director Compensation of $24,000 divided by $2.50).

  Transfer of Options. Directors may not transfer any options issued under the Directors' Plan other than by will or the laws of intestate succession. Any option issued to a director and outstanding on the date of his or her death may be exercised by the administrator of the director's estate, the executor under his or her will, or the person or persons to whom the option will have been validly transferred by such executor or administrator pursuant to the will or laws of intestate succession, but not beyond the first to occur of (i) the first anniversary of the director's death or (ii) the specified expiration date of the option; provided, however, that an option that is not exercised prior to the anniversary of the director's death and which remains exercisable on the first anniversary will be deemed exercised on the first anniversary of the date of death to the extent the then Fair Market Value of the shares subject to the option exceeds the option exercise price and payment of such exercise price will be effected by withholding a number of shares of Common Stock otherwise issuable pursuant to the option, the Fair Market Value of which on such anniversary is equal to the exercise price. If the Fair Market Value of the Common Stock on the first anniversary of the director's death equals or is less than the option exercise price, then the option will be deemed to have expired unexercised.

  Exercise of Options. The optionee may pay for shares purchased pursuant to exercise of any option (i) in cash, (ii) by delivering to the Company a number of shares of Common Stock the director has beneficially owned at least six months before the date of exercise and having an aggregate Fair Market Value of at least the product of the exercise price multiplied by the number of shares the director intends to purchase upon exercise of the option on the date of delivery, or (iii) in a cashless exercise through a broker. No option granted under the Directors' Plan may be exercised before the twelve-month anniversary of the date upon which it was granted; however, any option issued under the Directors' Plan will become immediately exercisable upon the director's retirement due to attainment of at least age 65, death, or disability, provided that the Committee has the discretion to delay the exercise of any option immediately exercisable due to retirement or disability prior to the six-month anniversary of the date of the stock issuance, unless the Committee is satisfied that an earlier exercise will not trigger recovery of short-swing profits under Section 16 of the Securities Exchange Act of 1934. No option granted under the Directors' Plan will be exercisable after the expiration of 20 years from the date upon which it is granted.

  Termination of Directorship. Except as otherwise provided in the Directors' Plan, the rights of a director in an option issued under the Directors' Plan will not terminate upon such director's termination as a director for any reason. That portion of an option granted under the Directors' Plan which is attributable to any portion of the Annual Director Compensation which is not earned due to termination as a director or as a member of a committee of the Board of Directors (for any reason) or because of lack of attendance or participation in any meeting of the Board of Directors or any committee thereof will automatically abate and be cancelled.

  Amendment, Modification, and Termination. The Board of Directors may terminate and in any respect amend or modify the Directors' Plan provided, however, that no such action by the Board of Directors without approval of the stockholders may (i) increase the total number of shares of Common Stock available under the Directors' Plan in the aggregate (except as otherwise provided in the Directors' Plan), (ii) extend the period during which any option may be exercised, (iii) extend the term of the Directors' Plan, (iv) change the option price, or (v) alter the class of persons eligible to receive options.

  Restrictions on Delivery of Shares; Legends. Each option will be subject to the condition that if at any time the Committee, in its discretion, determines that the listing, registration, or qualification of the shares covered by such option upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such option or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such option may be withheld unless and until such listing, registration or qualification will have been effected or until receipt of appropriate representations and an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws.

  Benefits. Each of Messrs. Burch, Daley, Dow, Edwards, and Mitchell received options to purchase 5,000 shares, and Mr. Currie received options to purchase 10,000 shares, under the Directors' Plan during fiscal 1997. In addition, options to purchase 8,888, 8,177, 7,466 and 8,177 shares were issued to Messrs. Burch, Daley, Dow, and Mitchell, respectively, in lieu of directors' fees during fiscal 1997.

                          FEDERAL INCOME TAX MATTERS

  Directors are not required to recognize income upon the issuance of options under the Directors' Plan, nor at any time before the exercise of the option or a portion thereof. When an optionee exercises an option or portion thereof, the optionee generally will be required to recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the exercise date over the exercise price of the option, and the Company is then entitled to a corresponding deduction.

                                 VOTE REQUIRED

  The affirmative vote of the holders of at least a majority of the shares of Common Stock represented and entitled to vote at the Meeting is required to approve the Amendment to the Directors' Plan.

                      YOUR BOARD OF DIRECTORS RECOMMENDS
                  THAT STOCKHOLDERS VOTE FOR THE AMENDMENT TO
                      THE STOCK OPTION PLAN FOR DIRECTORS

                                   AUDITORS

  The firm of Deloitte & Touche LLP has served as the Company's independent certified public accountants since 1980. The appointment of auditors is a matter for determination by the Audit Committee of the Board of Directors and is not being submitted to the stockholders for approval or ratification. A representative of this firm is expected to attend the Meeting, to respond to questions from stockholders, and to make a statement if he so desires.

                       CERTAIN TRANSACTIONS AND MATTERS

  Jack Edwards, a director and nominee, is a member of the law firm of Hand Arendall, L.L.C., which serves as counsel for the Company. The $2.6 million management transition expense included in the fiscal 1997 consolidated financial statements relates to agreements with the Company's Chairman of the Board, James L. Busby, and Board member Donald L. Parker.

                   STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

  Any stockholder of the Company wishing to submit a proposal for action at the Company's annual meeting of stockholders to be held in 1999 and desiring the proposal to be considered for inclusion in the Company's proxy material relating thereto must provide a written copy of the proposal to the management of the Company at its principal executive office not later than August 14, 1998, and must otherwise comply with the rules of the SEC relating to stockholder proposals.

                                 ANNUAL REPORT

  The Company's 1997 Annual Report to Stockholders is being mailed to the Company's stockholders with this Proxy Statement. The Annual Report is not part of the proxy solicitation material.

                                    GENERAL

  Management does not know of any other matters to be presented at the Meeting for action by stockholders. However, if any other matter requiring a vote of the stockholders is properly presented at the Meeting or any adjournment thereof, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

  The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram, or personal interview. The Company has engaged Corporate Investor Communications, Inc. to distribute and solicit proxies for the Meeting at an estimated cost of $4,500 plus reasonable expenses. The Company has requested that brokerage houses and custodians, nominees and fiduciaries forward soliciting materials to their principals and beneficial owners of Common Stock of the Company, and will reimburse them for their reasonable out-of-pocket expenses.

  A list of stockholders entitled to be present and vote at the Meeting will be available at the offices of the Company, One Magnum Pass, Mobile, Alabama, for inspection by the stockholders during regular business hours from January 10, 1998, to the date of the Meeting. The list also will be available during the Meeting for inspection by stockholders who are present.

  If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

                                          [Signature of Richard A. Wiggins
                                          appears here]
                                          Richard A. Wiggins
                                          Secretary

December 12, 1997

                                                                     APPENDIX A

                       FIRST AMENDMENT TO QMS, INC. 1997
                             STOCK INCENTIVE PLAN

  THIS FIRST AMENDMENT is made as of the 15th day of October, 1997, by QMS, Inc., a Delaware corporation (the "Company").

                             W I T N E S S E T H:

  WHEREAS, the Company maintains the QMS, Inc. 1997 Stock Incentive Plan under an indenture dated October 23, 1996 (the "Plan"); and

  WHEREAS, the Company desires to amend the Plan to reflect an increase in the number of shares authorized for issuance thereunder;

  NOW, THEREFORE, the Company does hereby amend the Plan as follows:

  1. By deleting the first sentence of Section 2.2 in its entirety and by substituting therefor the following:

  Subject to adjustment in accordance with Section 4.2, 1,500,000 shares of Stock, $0.01 par value (the "Maximum Plan Shares"), are hereby reserved exclusively for issuance pursuant to Options.

  2. Notwithstanding the foregoing, the adoption of this First Amendment is subject to the approval of the stockholders of the Company and in the event that the stockholders of the Company fail to approve such action within twelve months of the adoption of this First Amendment, the adoption of this First Amendment and any options granted subject to stockholder approval of the First Amendment shall be null and void.

  Except as specifically provided herein, the Plan shall remain in full force and effect as prior to this First Amendment.

  IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of the day and year first above written.

                                          QMS, INC.

                                          By: _________________________________

                                          Title: ______________________________


[CORPORATE SEAL]

Attest:

-------------------------------------

Title: ______________________________

                                                                     APPENDIX B

                            SECOND AMENDMENT TO THE
                          QMS, INC. STOCK OPTION PLAN
                                 FOR DIRECTORS

  THIS SECOND AMENDMENT is made as of the 17th day of November, 1997, by QMS, Inc., a Delaware corporation (the "Company").

                             W I T N E S S E T H:

  WHEREAS, the Company maintains the QMS, Inc. Stock Option Plan for Directors under an indenture dated November 18, 1993 (the "Plan");

  WHEREAS, the Company desires to amend the Plan to reflect an increase in the number of shares authorized for issuance thereunder and for other reasons; and

  NOW, THEREFORE, the Company does hereby amend the Plan as follows:

  1. By deleting, immediately, the first sentence of Section 3 in its entirety and by substituting therefor the following:

  There are authorized for issuance or delivery upon the exercise of options to be granted from time to time under the Plan an aggregate of 500,000 shares of the Company's common stock, $.01 par value ("Common Stock"), subject to adjustment as provided hereinafter in Section 6.

  2. By deleting, immediately, Clause (i) of Section 5(b) in its entirety and by substituting therefor the following:

  (i) "Annual Director Compensation" shall mean the amount of the annual retainer fee which a Director will be entitled to receive during a Plan Year, excluding fees paid for service on a committee or for attendance at or participation in meetings of the board or any committee thereof; provided, however, that if a director elects to receive an option in lieu of only a portion of Annual Director Compensation, the Annual Director Compensation for purposes of the foregoing formula shall equal the portion of the Annual Director Compensation so elected.

  3. Notwithstanding the foregoing, the adoption of this Second Amendment is subject to the approval of the stockholders of the Company and in the event that the stockholders of the Company fail to approve such action within twelve months of the adoption of this Second Amendment, the adoption of this Second Amendment and any options granted subject to stockholder approval of the Second Amendment shall be null and void.

  Except as specifically provided herein, the Plan shall remain in full force and effect as prior to this Second Amendment.

  IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the day and year first above written.

                                          QMS, INC.

                                          By: _________________________________

                                          Title: ______________________________

[CORPORATE SEAL]

Attest:
-------------------------------------

Title: ______________________________

                                   QMS, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JANUARY 20, 1998

  The undersigned hereby appoints Richard A. Wiggins and Lloyd E. Adams, or either of them, proxies, with power of substitution, to vote the shares of common stock of QMS, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders on January 20, 1998 and any adjournment thereof, as follows:


           (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE.)



--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


This proxy, properly executed, will be voted as directed hereon.  If no direction is made,            Please mark
this proxy will be voted FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.  The               your votes as   X
proxies may vote in their discretion as to other matters which may properly come before               indicated in
the meeting.                                                                                          this example

1. Election of Directors:                                NOMINEES: James L. Busby, Lucius E. Burch, III and Jack Edwards

   FOR all nominees       WITHHOLD                       (Instructions: To withhold authority to vote for any particular
   listed to the right    AUTHORITY                      nominee, draw a line through the name above.)
   (except as marked      to vote for all nominees
   to the contrary)       listed to the right

       [_]                     [_]

2. Approval of an amendment        3. Approval of an amendment to the         4. With discretionary power in the transaction
   to the Company's 1997              Company's Stock Option Plan for            of such other business as may properly come
   Stock Incentive Plan.              Directors.                                 before the meeting.

   FOR   AGAINST   ABSTAIN            FOR   AGAINST   ABSTAIN
   [_]     [_]      [_]               [_]     [_]      [_]
                                                                               Dated:                                       , 199
                                                                                      --------------------------------------     --

                                                                               ----------------------------------------------------
                                                                                                     Signature

                                                                               ----------------------------------------------------
                                                                                          Signature (if held jointly)
                                                                                       Title or authority (if applicable)
                                                                               NOTE: Please sign exactly as name appears hereon. If
                                                                               shares are registered in more than one name, the
                                                                               signatures of all persons are required. A corporation
                                                                               should sign in its full corporate name by a duly
                                                                               authorized officer, stating his or her title.
                                                                               Trustees, guardians, executors and administrators
                                                                               should sign in their official capacity, giving their
                                                                               full titles as such. If a partnership, please sign in
                                                                               the partnership name by an authorized person.

                                                                                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                                                                                    PROMPTLY, USING THE ENCLOSED ENVELOPE.
                                                                                     NO POSTAGE REQUIRED IF MAILED IN THE
                                                                                           UNITED STATES OF AMERICA.
-----------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE
